PERFORMANCE STOCK UNIT AWARD AGREEMENT
UNDER THE SOUTHWEST GAS HOLDINGS, INC.
2024 OMNIBUS INCENTIVE PLAN
This Performance Stock Unit Award Agreement (this “Award Agreement”) is dated as of [●], 2025, by and between Southwest Gas Holdings, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), pursuant to the Southwest Gas Holdings, Inc. 2024 Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this Award Agreement shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Award Agreement.
Overview of Your Award
Aggregate Target Number of Performance Stock Units Granted: [●] (the “Target Performance Units”) (determined by award opportunity, December 31, 2024 base salary, and stock price on the last trading day of 2024), including:

    [●] UNI Units (60% of the Target Performance Units), and
    [●] ROE Units (40% of the Target Performance Units)
Performance Cycle: January 1, 2025 to December 31, 2027 (the “Performance Cycle”)
Date of Grant: [●], 2025 (date of Board approval)
Vesting Schedule: Unless otherwise provided in this Award Agreement, subject to the Participant’s Continuous Service and other terms and conditions set forth in the Plan and this Award Agreement, the Performance Units shall vest based on the level of achievement of the performance criteria set forth in Exhibit A over the Performance Cycle.
1.Grant of Performance Units. The Company hereby grants the Participant a target Award of Performance Stock Units covering the number of Shares set forth above (the “Performance Units”) under the Plan, subject to the terms and conditions of the Plan and this Award Agreement. The actual number of Performance Units that may be earned under this Award Agreement, if any, may range from 0% to 200% of the Target Performance Units, depending on the level of achievement of the performance goals set forth in Exhibit A. Each Performance Unit represents the right to receive one Share if the Performance Units vest. The Performance Units shall be credited to a separate account maintained for the Participant on the books and records of the Company. All amounts credited to the Participant’s account shall continue for all purposes to be part of the general assets of the Company. The number of Performance Units that the Participant actually earns for the Performance Cycle will be determined at the end of the Performance Cycle based on the level of achievement of the performance goals as set forth in Exhibit A. All determinations of whether the performance goals have been achieved, the number of Performance Units earned, and all other matters related thereto shall be made by the Committee in its sole discretion. Unless and until such time as Shares are issued in settlement of the vested Performance Units, the Participant shall not have any of the rights of a stockholder of the Company with respect to any of the Shares, including any voting rights or rights with respect to dividends paid on the Shares.

2.Restrictions on Alienation. Performance Units or the rights relating thereto may not be sold, transferred, pledged, attached, assigned, or otherwise alienated or encumbered by the Participant in any manner, whether voluntarily, by operation of law, or otherwise. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Performance Units or the rights relating thereto shall be wholly ineffective.
3.Vesting of Performance Units. Except as otherwise provided herein or in the Plan, the Performance Units will vest in accordance with the Vesting Schedule and the terms and conditions set forth in Exhibit A, subject to the Participant’s Continuous Service through the last date of the Performance Cycle (the “Vesting Date”). The number of Performance Units earned, if any, shall be determined by the Committee based on the level of achievement of the performance goals set forth in Exhibit A in its sole discretion.
4.Forfeiture. Except as otherwise provided in this Award Agreement or the Plan, any unvested Performance Units shall be automatically forfeited upon a termination of the Participant’s Continuous Service for any reason prior to the Vesting Date. The Participant shall execute any documents reasonably requested by the Company in connection with such forfeiture. All rights of the Participant with respect to any forfeited Performance Units shall cease and terminate upon forfeiture of such Performance Units, without any further obligation on the part of the Company.
5.Termination of Continuous Service.
(a)Notwithstanding the Vesting Schedule and the performance criteria set forth in Exhibit A, if during the Performance Cycle, the Participant’s Continuous Service is terminated (i) by the Company or its successors without Cause or by the Participant for Good Reason, in each case, within 24 months following a Change in Control, (ii) due to the Participant’s death or (iii) by the Company due to the Participant’s Disability or due to a general reduction in force or specific elimination of the Participant’s job (except if contemporaneously with such elimination the Participant’s suffers a termination for Cause), a prorated portion of the Performance Units shall immediately vest upon such termination, with such prorated portion equal to (A) the Target Performance Units multiplied by (B) a fraction, the numerator of which is the number of full months that the Participant provided Continuous Service during the Performance Cycle, and the denominator of which is 36. Any Performance Units that are not vested as a result of this Section 5(a) shall be forfeited and the Participant shall have no rights with respect to any forfeited Performance Units.
(b)Retirement. Notwithstanding the Vesting Schedule and the performance criteria set forth in Exhibit A, if during the Performance Cycle, the Participant’s Continuous Service is terminated due to Retirement, the Participant shall remain eligible to vest in a prorated portion of the Performance Units at the end of the Performance Cycle and, with such prorated portion equal to (A) the number of Performance Units that would have vested based on actual performance in the Performance Cycle had the Participant’s Continuous Service not terminated, multiplied by (B) a fraction, the numerator of which is the number of full months of Continuous Service that the Participant provided during the Performance Cycle, and the denominator of which is 36. Any Performance Units that are not vested as a result of this Section 5(b) shall be forfeited and the Participant shall have no rights with respect to any forfeited Performance Units.
(c)Notwithstanding anything to the contrary in this Award Agreement, if the Participant is party to an employment or change in control agreement with the Company on the Date of Grant, the terms of such employment or change in control agreement shall apply to the

Performance Units to the extent the Participant has greater rights under such agreement than under this Award Agreement.
6.Definitions.
(a)Good Reason. For purposes of this Award Agreement, “Good Reason” means, following a Change in Control:
(i)without the Participant’s express written consent, the assignment to the Participant of any duties materially inconsistent with the Participant’s positions, duties, authority, responsibilities or status with the Company or its successors immediately prior to such Change in Control;
(ii)a material demotion or a material change in the Participant’s titles or offices as in effect immediately prior to such Change in Control;
(iii)any removal of the Participant from or any failure to re-elect the Participant to any of such positions; except in connection with the termination of the Participant’s Continuous Service for Cause, Disability or Retirement or as a result of Participant’s death or by the Participant other than for Good Reason;
(iv)without the Participant’s express written consent, a material reduction by the Company or its successors in the Participant’s base salary as in effect on the date of such Change in Control or, if greater, such greater base salary as may be in effect from time to time subsequent to such Change in Control, provided, in each case, that a reduction by the Company or its successors in the Participant’s base salary of 10% or more shall be sufficient but not necessary to constitute a material reduction by the Company or its successors in the Participant’s base salary;
(v)the failure by the Company or its successors to continue at levels materially not less than those in existence immediately prior to such Change in Control the Participant’s participation in any thrift, incentive or compensation plan, or any pension plan, in which the Participant participated immediately prior to such Change in Control, provided that the Company or its successors may provide for participation in substantially similar plans that provide benefits at levels materially not less than those in existence immediately prior to such Change in Control;
(vi)the failure by the Company or its successors to provide for the Participant’s participation in any welfare, life insurance, health and accident or disability plan on the same basis as those provided to executives of the Company or its successors who are similarly situated to the Participant;
(vii)the taking of any action by the Company or its successors which would materially adversely affect the Participant’s participation in or materially reduce the Participant’s benefits under any single such plan or all such plans, when taken together, or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of such Change in Control (except for the acceleration of the vesting of the Performance Units, as contemplated by this Award Agreement), provided that the taking of any action by the Company or its successors that reduces the economic value attributable to such participation, benefits or fringe benefit by 10% or more shall be sufficient but not necessary to constitute a materially adverse effect, material reduction or deprivation, as applicable;

(viii)the assignment to the Participant without the Participant’s consent to a new work location which would require an increase in the round-trip commute to work from the Participant’s residence immediately prior to such Change in Control of more than 40 miles per day; or
(ix)any material breach of any material provision of this Award Agreement.
Notwithstanding the foregoing, the Participant shall not be entitled to terminate the Participant’s Continuous Service with the Company or its successors for Good Reason unless the following process is followed with respect to such termination. Within 90 days following the initial occurrence of an event that purportedly constitutes Good Reason, the Participant shall give the Company or its successors written notice of the occurrence of such event, setting forth the exact nature of such event and the conduct required to cure such event. The Company or its successors shall have 30 days from the receipt of such notice within which to cure such event (such period, the “Cure Period”). If, during the Cure Period, such event is cured, then the Participant shall not be permitted to terminate the Participant’s Continuous Service with the Company or its successors for Good Reason as a result of such event. If, at the end of the Cure Period, such event is not cured, the Participant shall be entitled to terminate the Participant’s Continuous Service with the Company or its successors for Good Reason as a result of such event during the 60 day period following the end of the Cure Period. If the Participant does not terminate the Participant’s Continuous Service with the Company or its successors for Good Reason during such 60 day period, the Participant shall not be permitted to terminate the Participant’s Continuous Service with the Company or its successors for Good Reason as a result of such event.
(b)Retirement. For purpose of this Award Agreement, “Retirement” means, unless otherwise defined in the Participant’s written employment arrangements with the Company or any Related Entity in effect on the Date of Grant (as amended from time to time thereafter), and unless otherwise determined by the Committee, termination of the Participant’s Continuous Service after both (i) at least 10 years of employment and (ii) attaining at least 55 years of age.
7.Dividend Equivalent Rights. From the beginning of the Performance Cycle and until the Performance Units are settled pursuant to Section 8, the Participant’s account will be credited with Dividend Equivalent Rights (without interest and earnings) at the same time, in the same form, and in equivalent amounts as dividends that were declared and paid on Shares during each fiscal quarter of the Performance Cycle. Dividend Equivalent Rights will be credited in the form of additional Performance Units and the amount of the Dividend Equivalent Rights will be determined based on the total number of Performance Units earned at the end of the Performance Cycle or vested. The additional number of Performance Units credited to the Participant’s account shall equal the amount of such Dividend Equivalent Right divided by the closing price of the Shares on the dividend payment date during the appropriate Performance Cycle. Incremental Performance Units credited for dividends may also earn Dividend Equivalent Rights. Additional Performance Units granted as Dividend Equivalent Rights shall be subject to the same vesting and forfeiture restrictions as the Performance Units to which they are attributable.
8.Settlement of Performance Units. If the Performance Units vest, the Participant shall receive one Share with respect to each vested Performance Unit (including any vested Performance Units attributable to Dividend Equivalent Rights) and a cash payment in respect of any Dividend Equivalent Rights paid in cash (subject to the withholding requirements set forth in the Plan and Section 10 below). The issuance of Shares underlying any Performance Units that vest shall occur (A) if the Performance Units vest on the last day of the Performance Cycle pursuant to Section 3 or 5(b) above, as soon as administratively possible, as determined solely by the Company, in the calendar year following the end of the Performance Cycle, but in no event later than March 15 of such calendar year and (B) if the Performance Units vest before the last day of the Performance Cycle due to the termination of Participant’s Continuous Service pursuant to Section 5(a) or otherwise, within 60 days following the date the Performance Units vest. Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.
9.Administration. This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan and, to the extent applicable, the terms of any employment or change in control agreement with the Company in effect on the Date of Grant.
10.Tax Liability and Withholding. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Performance Units and any Dividend Equivalent Rights, and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. Unless otherwise approved by the Committee, the Participant shall satisfy any federal, state or local tax withholding obligation by authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Performance Units; provided, however, that no Shares shall be withheld with a value exceeding the maximum rate of withholding in the applicable jurisdiction. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Performance Units or the subsequent sale of any Shares; and (b) does not commit to structure the Performance Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
11.Section 409A. This Award Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding anything to the contrary herein, if the Participant is a “specified employee” as defined in Section 409A, in the case of a distribution of Shares due to any termination, other than due to death, to the extent required to avoid incurring taxes under Section 409A, the distribution of Shares (and any Dividend Equivalent Rights) in respect of the vested Performance Units shall not occur until the date which is six months following the Termination Date (or, if earlier, upon the death of the Participant).
12.Miscellaneous.
(a)Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Participant’s Continuous Service, nor confer upon the Participant any right to continued employment with the Company or continued service as a Board member.

(b)Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.
(c)The Participant shall not have voting rights with respect to the Performance Units until the Performance Units are settled and have been distributed as Shares.
(d)This Award Agreement shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of this Award Agreement or the Plan to the substantive law of another jurisdiction.
(f)Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
(g)The value of the Participant’s Performance Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
(h)Participant understands that the Performance Units and the Shares settled therefrom, as well as any Performance Units that were previously awarded, are subject to the Company’s clawback policy as effective from time to time.

The Participant acknowledges that this Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the acquisition of the Performance Units granted pursuant to this Award Agreement. The Participant has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety. The Participant acknowledges that Performance Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Performance Units are vested and the Performance Units are settled in the form of Shares. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
SOUTHWEST GAS HOLDINGS, INC.
By:
Karen S. Haller
President and Chief Executive Officer
PARTICIPANT
By:
[●]

13.Exhibit A
14.Subject to adjustment based on TSR as described below, 60% of the Target Performance Units (the “UNI Units”) shall vest based on achievement of performance goals relating to adjusted net income of Southwest Gas Corporation (“SWG” or “Utility”) and 40% of the Target Performance Units (the “ROE Units”) shall vest based on achievement of performance goals relating to Utility return on equity (“ROE”).
15.UNI Units.
16.Vesting of UNI Units is contingent upon cumulative adjusted net income achieved by SWG for the three-year Performance Cycle beginning with the fiscal year in which the Performance Units are granted. Cumulative three-year adjusted net income is calculated by adding together the adjusted net income for each year of the Performance Cycle. Cumulative three-year adjusted net income shall be calculated using generally accepted accounting principles, adjusted to exclude the impacts of company owned life insurance as well other adjustments as determined by the Committee.
Subject to adjustment based on TSR as described below, UNI Units will vest as illustrated in the performance schedule below. Should the performance levels achieved be between the stated criteria below, the percentage of UNI Units vesting will be determined by straight-line interpolation.

UNI Unit Performance Schedule Fiscal Years 2025-2027
Performance Level	Cumulative 3-Year Adjusted Net Income	Vested UNI Units
Below Threshold	Less than $[●]	[0%]
Threshold	$[●]	[50%]
Target	$[●]	[100%]
Maximum	$[●]	[200%]
17.
18.ROE Units.
19.Vesting of ROE Units is contingent upon three-year average ROE for each year of the Performance Cycle. The ROE for each of the three years in the Performance Cycle is calculated by dividing each year’s adjusted net income of SWG by the average Utility equity balance. The average Utility equity balance is calculated by averaging the equity balance of the applicable previous five quarters. Three-year average ROE is calculated by averaging the calculated ROE for each year of the Performance Cycle. ROE shall be calculated based on adjusted Utility net income calculated under generally accepted accounting principles, adjusted to exclude the impacts of company owned life insurance as well as other adjustments as determined by the Committee.
Subject to adjustment based on TSR as described below, ROE Units will be earned as illustrated in the performance schedule below. Should the performance levels achieved be between the stated criteria below, the baseline percentage of ROE Units vesting will be determined by straight-line interpolation.

ROE Unit Performance Schedule Fiscal Years 2025-2027
Performance Level	3-Year Average ROE	Vested ROE Units
Below Threshold	Less than [●]%	[0%]
Threshold	[●]%	[50%]
Target	[●]%	[100%]
Maximum	[●]%	[200%]

TSR Modifier

The vesting of both UNI Units and ROE Units is subject to further adjustment based upon the achievement of the following TSR performance goals. For example, if the vesting percentage of ROE Units determined based on ROE for the Performance Cycle is 150% and TSR for the Performance Cycle is in the top 75th Percentile, the percentage of ROE Units vesting would be adjusted upward by 25% such that 187.5% of the target number of ROE Units would vest.

TSR Performance Relative to Peer Index	Payout (% Adjustment)
75th Percentile or Above	25% upward
Below 75th Percentile and above 25% Percentile	0% (i.e., no adjustment)
25th Percentile or Below	25% downward

If ROE or UNI performance is above threshold, in the event of a downward adjustment based on TSR, the lowest percentage of ROE Units or UNI Units (as applicable) that vest will be 50% of the target number of ROE Units or UNI Units. If TSR is negative, the following below-maximum caps will apply:

TSR Performance Relative to Peer Index	Below-Maximum Cap when TSR is negative
75th Percentile or Above	185% of target
Below 75th Percentile and above 50th Percentile	115% of target
50th Percentile or Below	100% of target

TSR shall be calculated as follows:
TSR = (Change in Stock Price + Dividends paid) / Beginning Stock Price
“Beginning Stock Price” shall mean the closing price on the applicable stock exchange of one share of Common Stock on the last trading day immediately prior to the first day of the Performance Cycle. “Ending Stock Price” shall mean the closing price on the applicable stock exchange of one share of Common Stock for the last trading day of the Performance Cycle. “Change in Stock Price” shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and Dividends Paid shall mean the total of all dividends paid on one share of stock during the Performance Cycle.
Following the TSR calculation, the Company’s Percentile Rank shall be determined as follows:
Percentile Rank shall be determined by listing from highest TSR to lowest TSR of each company in the Peer Index (excluding the Company). The top company would have a one hundred percentile (100%) rank and the bottom company would have a zero percentile (0.0%) rank. Each company in between would be one hundred divided by n minus one (100/(n-1)) above the company below it, where “n” is the total number of companies in the Peer Index. The Company percentile rank would then be interpolated based on the Company TSR. The companies in the Peer Index shall remain constant throughout the entire Performance Cycle.

Peer Index
• Alliant Energy Corporation
• Ameren Corporation
• Atmos Energy Corporation
• Avista Corporation
• Black Hills Corporation

• CMS Energy Corporation
• Evergy, Inc.
• Hawaiian Electric Industries, Inc.
• IDACORP, Inc.
• MDU Resources Group, Inc.
• New Jersey Resources Corporation
• Nisource Inc.
• Northwestern Energy Group, Inc.
• OGE Energy Corporation
• ONE Gas, Inc
• Pinnacle West Capital Corporation
• Portland General Electric Company
• TXNM Energy, Inc.
• Spire, Inc